Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 23, 2018, Nabriva Therapeutics plc (the “Company” or “Nabriva”) and its newly formed, direct wholly owned subsidiaries, Zuperbug Merger Sub I, Inc. (“Merger Sub I”) and Zuperbug Merger Sub II, Inc. (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zavante Therapeutics, Inc. (“Zavante”) and Cam Gallagher, solely in his capacity as representative of the former Zavante stockholders in connection with the Merger Agreement, pursuant to which on July 24, 2018, Merger Sub I merged with and into Zavante with Zavante surviving such merger and becoming a wholly owned subsidiary of the Company, and Zavante thereafter on such date merged with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Company and assuming the name Zavante Therapeutics, Inc. (collectively, the “Acquisition”).  The Acquisition was completed on July 24, 2018 (the “Closing”).

The unaudited pro forma combined financial statements presented below are based on, and should be read together with, the historical information that the Company has presented in its filings with the Securities and Exchange Commission. The unaudited pro forma combined balance sheet as of June 30, 2018 gives effect to the Acquisition as if it had occurred on June 30, 2018, and combines the historical balance sheets of the Company and Zavante as of June 30, 2018. The unaudited pro forma combined statements of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 are presented as if the Acquisition of Zavante had occurred on January 1, 2017, and combines the historical results of the Company and Zavante for the year ended December 31, 2017 and for the six months ended June 30, 2018. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the Acquisition, (ii) are factually supportable and (iii) with respect to the statements of operations, must be expected to have a continuing impact on the combined results.

The pro forma adjustments related to the Acquisition are based on a preliminary purchase price allocation whereby the cost to acquire Zavante was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. The final purchase price allocation will be performed using estimated fair values as of the date of the Acquisition. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma combined financial statements and the Company’s future results of operations and financial position.

The unaudited pro forma combined financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although the Company believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the Acquisition had been completed as of the dates indicated. As a result, the actual financial condition and results of operations of the Company following the Acquisition may not be consistent with, or evident from, these pro forma combined financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the Company’s financial condition or results of operations following the Acquisition.

NABRIVA THERAPEUTICS plc

PRO FORMA COMBINED BALANCE SHEET (unaudited)

AS OF JUNE 30, 2018

			Pro Forma
	Nabriva	Zavante	Adjustments		Pro Forma
(in thousands)	Historical	Historical	(Note 4)	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$75,253	$13,215	$(9,831)	(a)	$78,637
Short-term investments	225	—			225
Other receivables	6,820	—			6,820
Contract asset	1,500	—			1,500
Prepaid expenses	1,150	731			1,881
Total current assets	84,948	13,946	(9,831)		89,063

Property and equipment, net	1,285	33			1,318
Intangibles assets, net	127	—			127
Long-term receivables	428	—			428
Other	—	10			10
Total assets	$86,788	$13,989	$(9,831)		$90,946

Liabilities and equity
Current liabilities:
Accounts payable	$2,928	$1,093			$4,021
Accrued expenses and other current liabilities	8,364	1,381	5,476	(e)	15,221
Current portion of long-term debt	—	9,831	(9,831)	(a)	—
Total current liabilities	11,292	12,304	(4,355)		19,241

Non-current liabilities:
Warrant liability	—	214	(214)	(b)	—
Note payable	592	—			592
Other non-current liabilities	236	—			236
Total non-current liabilities	828	214	(214)		828
Total liabilities	12,120	12,518	(4,568)		20,069

Convertible preferred stock	—	48,010	(48,010)	(b)	—

Stockholders’ equity (deficit):
Ordinary shares/ Common stock	410	1	81	(c)	492
Additional paid-in capital	384,557	634	26,186	(c)	411,377
Accumulated other comprehensive income	27	—	—		27
Accumulated deficit	(310,326)	(47,174)	16,481	(d)	(341,019)
Total stockholders’ equity (deficit)	74,668	(46,539)	42,748		70,877
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$86,788	$13,989	$(9,831)		$90,946

See notes to unaudited pro forma combined financial statements

NABRIVA THERAPEUTICS plc

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)

SIX MONTHS ENDED JUNE 30, 2018

			Pro Forma
	Nabriva	Zavante	Adjustments		Pro Forma
(in thousands, except per share data)	Historical	Historical	(Note 4)	Notes	Combined
Revenues:
Collaboration revenue	$6,500	$—			$6,500
Research premium and grant revenue	1,898	—			1,898
Total revenue	8,398	—			8,398

Operating expenses:
Research and development	(19,996)	(4,533)			(24,529)
General and administrative	(18,973)	(1,928)			(20,901)
Total operating expenses	(38,969)	(6,461)			(45,430)
Loss from operations	(30,571)	(6,461)			(37,032)
Other income (expense):
Other income (expense), net	(118)	(2)			(120)
Interest income	28	33			61
Interest expense	(11)	(345)	345	(e)	(11)
Loss before income taxes	(30,672)	(6,775)	345		(37,102)
Income tax expense	(458)				(458)
Net loss	$(31,130)	$(6,775)	$345		$(37,560)

Loss per share
Basic and Diluted ($ per share)	$(0.80)				$(0.80)

Weighted average number of shares:
Basic and Diluted	38,723,718				46,875,810

See notes to unaudited pro forma combined financial statements

NABRIVA THERAPEUTICS plc

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)

YEAR ENDED DECEMBER 31, 2017

			Pro Forma
	Nabriva	Zavante	Adjustments		Pro Forma
(in thousands, except per share data)	Historical	Historical	(Note 4)	Notes	Combined
Revenues:
Research premium and grant revenue	$5,319	$—			$5,319

Operating expenses:
Research and development	(49,615)	(8,834)			(58,449)
General and administrative	(29,472)	(3,414)			(32,886)
Total operating expenses	(79,087)	(12,249)			(91,336)
Loss from operations	(73,768)	(12,249)			(86,017)
Other income (expense):
Other income (expense), net	492	9			501
Interest income	318	73			391
Interest expense	(43)	(203)	203	(e)	(43)
Loss before income taxes	(73,001)	(12,369)	203		(85,167)
Income tax expense	(1,355)	—			(1,355)
Net loss	$(74,356)	$(12,369)	$203		$(86,522)

Loss per share
Basic and Diluted ($ per share)	$(2.49)				$(2.28)

Weighted average number of shares:
Basic and Diluted	29,830,669				37,982,761

See notes to unaudited pro forma combined financial statements

Nabriva Therapeutics plc

Notes to the Unaudited Pro Forma Combined Financial Information

1.              Description of the Transaction

On July 23, 2018, the Company entered into the Merger Agreement for the Acquisition.  In connection with the Closing, the Company issued 7,336,906 ordinary shares to former Zavante stockholders, which together with the 815,186 ordinary shares that are issuable upon release of the Holdback Shares (as defined below) constitute approximately 19.9% of the Company ordinary shares outstanding as of immediately prior to the Closing (the “Upfront Shares”).

Pursuant to the Merger Agreement, former Zavante stockholders and other equity holders, in the aggregate and subject to the terms and conditions of the Merger Agreement, will also be entitled to receive from the Company up to $97.5 million in contingent consideration, of which $25.0 million would become payable upon the first approval of a new drug application from the U.S. Food and Drug Administration (the “FDA”) for fosfomycin for injection for any indication (the “Approval Milestone Payment”) and an aggregate of up to $72.5 million would become payable upon the achievement of specified sales milestones (the “Net Sales Milestone Payments”).

Subject to approval of the Company’s shareholders of the issuance of ordinary shares in satisfaction of the Company’s milestone payment obligations in accordance with Nasdaq listing rules and Irish law (the “Milestone Share Approval”) in excess of 19.9% of the issued and outstanding ordinary shares of the Company outstanding as of immediately prior to the Closing, the Approval Milestone Payment will be settled in Company ordinary shares and the Company will have the right to settle the Net Sales Milestone Payments in Company ordinary shares, except as otherwise provided in the Merger Agreement.  In the absence of obtaining the Milestone Share Approval, all milestone payments will be settled in cash.  The Company has agreed to use commercially reasonable efforts after the Closing to obtain the Milestone Share Approval and to call a meeting of Company shareholders no later than December 31, 2018 to seek the Milestone Share Approval.

In connection with the Acquisition, former Zavante stockholders agreed to cause any Upfront Shares received by them to abstain from voting on the Milestone Share Approval and to vote any other Company ordinary shares held by them in favor of the Milestone Share Approval.

Subject to the terms of the Merger Agreement, 10% of the Upfront Shares (the “Holdback Shares”) will serve as a source for the satisfaction of indemnification and other obligations of the former Zavante stockholders and, subject to reduction in respect of these obligations, will be issued to the former Zavante stockholders following the first anniversary of the Closing.

Former Zavante stockholders who do not comply with specified procedural requirements set forth in the Merger Agreement, and former holders of Zavante options and warrants, will receive cash in lieu of any Company ordinary shares that otherwise would be issuable to them pursuant to the Merger Agreement.

2.              Estimated Preliminary Purchase Price Consideration

Total estimated purchase price is summarized as follows:

Number of Ordinary shares issued (including holdback shares)	8,152,092
Closing date stock price	$3.30
Preliminary purchase price consideration (in thousands)	$26,902

3.              Estimated Preliminary Purchase Price Allocation

The Company accounted for the Acquisition as an asset acquisition as the arrangement did not meet the definition of a business pursuant to the guidance prescribed in ASC Topic 805, Business Combinations. The Company concluded the Acquisition did not meet the definition of a business because it principally resulted in the acquisition of the exclusive rights to intravenous fosfomycin in the United States, which is a single identifiable asset and represents substantially all the fair value of the assets acquired.  The Company did not acquire tangible assets, processes, protocols, operating systems or the minimum required inputs and processes necessary to be a business.

The Company expensed the acquired intellectual property as of the acquisition date on the basis that the cost of intangible assets purchased from others for use in research and development activities, and that have no alternative future uses, are expensed at the time the costs are incurred.  The Company recorded $25.2 million, the fair value of the ordinary shares in connection with the Closing less the tangible net assets acquired, as in-process research and development expense.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values. Such amounts were estimated using the most recent interim financial statements of Zavante as of June 30, 2018. The Company does not believe the use of Zavante’s balances as of June 30, 2018 instead of July 23, 2018 will result in a materially different allocation, however, certain amounts, such as the balances of cash and cash equivalents, prepaid expenses, accounts payable and other current liabilities may vary based upon changes in Zavante’s balances between June 30, 2018 and July 23, 2018, with offsetting changes to the amount recognized as research and development expense. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein. The Company’s consolidated financial statements as of September 30, 2018 will include updated amounts reflecting the July 23, 2018 estimated fair values.

(in thousands)
Assets Acquired
Cash and cash equivalents	$3,384
Prepaid expenses	731
Property and equipment, net	33
Other non current assets	10
Total assets acquired	4,158

Liabilities Assumed
Accounts payable	1,093
Accrued expenses and other current liabilities	1,381
Total liabilities assumed	2,473

Tangible net assets acquired	1,685

Purchase price	26,902
Accrued Deal costs	5,476
Total amount expensed as in-process R&D	$30,693

The $30.7 million of in-process R&D has been excluded from the pro forma financial statements as it is a material nonrecurring charge which results directly from the transaction and will be included in the Company’s third quarter results of operations.

4.              Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial statements (amounts in thousands):

Adjustments to the pro forma combined balance sheet:

(a)         Reflects the cash utilized to payoff Zavante’s note payable at Closing.

(b)         To eliminate Zavante’s historical warrant liability and convertible preferred stock.

(c)          To record the issuance of ordinary shares and elimination of Zavante’s historical stockholders’ equity:

Issuance of Nabriva ordinary shares	$82
Elimination of Zavante common stock	(1)
$81

Issuance of Nabriva ordinary shares	$26,820
Elimination of Zavante additional paid-in capital	(634)
$26,186

(d)         To eliminate Zavante’s historical accumulated deficit and reflect the total amount expensed as in-process R&D as of the date of the Acquisition.

Adjustments to the pro forma combined statements of operations:

(e)          To eliminate Zavante’s historical interest expense associated with the note payable paid off prior to the Closing.